Exhibit 3.24

CERTIFICATE OF FORMATION

OF

CATALENT US HOLDING I, LLC

This Certificate of Formation of Catalent US Holding I, LLC (the “LLC”), is being duly executed and filed by Matthew Walsh, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq).

FIRST:	The name of the limited liability company formed hereby is Catalent US Holding I, LLC.

SECOND:	The address of the registered office of the LLC in the State of Delaware is c/o Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD:	The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 10th day of June, 2008.

By:	/s/ Matthew Walsh
Authorized Person

Name:	Matthew Walsh